                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report
                       (Date of earliest event reported):
                                September 2, 1999


                                   BELDEN INC.
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)




                   1-12280                                      76-0412617
          (Commission File Number)                           (I.R.S. Employer
                                                            Identification No.)


      7701 Forsyth Boulevard, Suite 800
             St. Louis, Missouri                                  63105
  (Address of principal executive offices)                      (Zip code)


               Registrant's telephone number, including area code
                                 (314) 854-8000

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Report on Form 8-K dated July 12, 1999 as set forth in the pages attached hereto.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial statements of Cable Systems Holding Company

                  Audited Financial Statements of Cable Systems Holding Company and Subsidiaries for the fiscal years ended September 27, 1998, September 28, 1997, and the period from October 7, 1995 (inception) through September 29, 1996.

                  Unaudited Statements of Operations of Cable Systems Holding Company and Subsidiaries for the interim nine-month periods ended June 27, 1999 and June 28, 1998.

                  Unaudited Statements of Cash Flows of Cable Systems Holding Company and Subsidiaries for the interim nine-month periods ended June 27, 1999 and June 28, 1998.


(b)      Pro Forma Financial Information

                  Unaudited Pro Forma Consolidating Income Statement of Belden Inc. for the year ended December 31, 1998

Item 7(a) Financial Statements of Cable Systems Holding Company and Subsidiaries


INDEX TO FINANCIAL STATEMENTS

CONTENTS



      Report of Independent Accountants                                                4

      Balance Sheets - September 27, 1998 and September 28, 1997                       5

      Statements of Operations - Years ended September 27, 1998, September 28,         6
      1997, and the period from October 7, 1995 (inception) through
      September 29, 1996.

      Statements of Stockholders' Equity - Years ended September 27, 1998,             7
      September 28, 1997, and the period from October 7, 1995 (inception)
      through September 29, 1996.

      Statements of Cash Flows - Years ended September 27, 1998, September 28,         8
      1997, and the period from October 7, 1995 (inception) through
      September 29, 1996.

      Notes to the Financial Statements                                                9

                      [PRICEWATERHOUSECOOPERS LETTERHEAD]







REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Cable Systems Holding Company and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cable Systems Holding Company and Subsidiaries (the "Company") at September 27, 1998 and September 28, 1997, and the results of their operations and their cash flows for each of the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

December 23, 1998, except for
Note 17, which is as of April 8, 1999

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
as of September 27, 1998 and September 28, 1997 (in thousands, except share and per share data)

                                                                                  1998                        1997
                              ASSETS

Current assets:
         Cash and cash equivalents                                         $       24,128            $        7,921
         Accounts receivable, net of allowance for doubtful accounts of
                  $1,110 and $91, respectively                                     39,015                    68,281
         Inventories                                                               42,295                    47,375
         Deferred income taxes                                                      5,663                     4,618
         Prepaid expenses and other current assets                                  3,219                     3,358
                                                                           --------------            --------------
                  Total current assets                                            114,320                   131,553

Property, plant and equipment, net                                                117,844                   106,277
Note receivable, net of current portion                                             5,591                     8,056
Investment in unconsolidated affiliate                                             15,083
Goodwill, net                                                                      29,420                    32,929
Other assets                                                                        7,674                     8,980
                                                                           --------------            --------------
                                                                           $      289,932            $      287,795
                                                                           ==============            ==============
LIABILITIES, MINORITY INTEREST, MANDATORILY REDEEMABLE
         PREFERRED STOCK, AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                                  $       21,461            $       19,495
         Accrued income taxes payable                                               1,463                    21,689
         Accrued liabilities                                                       22,764                    20,872
         Long-term debt, current portion                                           23,073                    12,280
                                                                           --------------            --------------
                  Total current liabilities                                        68,761                    74,336
                                                                           --------------            --------------
Long-term debt, net of current portion                                            111,094                   112,167
Subordinated notes to related parties                                              22,834                    21,824
Deferred income taxes                                                               6,786                     5,584
Other liabilities                                                                     477                       500
                                                                           --------------            --------------
                  Total liabilities                                               209,952                   214,411
                                                                           --------------            --------------
Commitments and contingencies (Note 14)

Minority interest in consolidated subsidiary

Mandatorily redeemable preferred stock - Series A, $.01 par value, authorized 100,000 shares, issued and outstanding 16,987.50 shares
         (Liquidation value $24,076 at September 27, 1998)                         24,076                    21,698
                                                                           --------------            --------------
Stockholders' equity:
         Common stock, $.01 par value:
                  Class A authorized 500,000 shares; 108,000 shares issued
                  and 107,000 and 108,000 shares outstanding, respectively              1                         1
                  Class B authorized 500,000; 281,000 shares issued and
                  outstanding                                                           3                         3
         Additional paid-in capital                                                39,589                    39,558
         Retained earnings                                                         16,219                    11,410
         Treasury stock, at cost                                                     (150)
                                                                           --------------            --------------
                           Total stockholders' equity                              55,662                    50,972
                                                                           --------------            --------------
                           Total liabilities, minority interest,
                           mandatorily redeemable preferred stock, and
                           stockholders' equity                            $      289,932            $      287,795
                                                                           ==============            ==============

The accompanying notes are an integral part of these consolidated financial statements.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996 (in thousands)

                                                              1998                 1997                 1996

Net sales                                              $      447,484       $      423,323       $      417,032

Cost of sales                                                 381,425              368,253              355,827
                                                       --------------       --------------       --------------
Gross margin                                                   66,059               55,070               61,205
Research and development expense                                1,785                1,282                1,071
Marketing and sales expense                                     9,093                7,260                4,998
General and administrative expense                             31,479               22,944               20,622
Impairment of property, plant and equipment                     4,192
                                                       --------------       --------------       --------------

Income from operations                                         19,510               23,584               34,514

Interest expense                                               13,326               18,649               28,105
Interest income                                                (1,520)              (1,769)              (1,618)
Other income, net                                              (3,790)              (8,510)              (2,285)
Equity in loss of unconsolidated affiliate                        837
                                                       --------------       --------------       --------------

Income before income taxes and minority interest               10,657               15,214               10,312

Income taxes                                                    3,927                5,506                3,721

Minority interest                                                (457)                 178
                                                       --------------       --------------       --------------
Net income                                             $        7,187       $        9,530       $        6,591
                                                       ==============       ==============       ==============

Accretion to redemption value of mandatorily
         redeemable preferred stock                             2,378                2,378                2,333
                                                       --------------       --------------       --------------

Net income applicable to common stockholders           $        4,809       $        7,152       $        4,258
                                                       ==============       ==============       ==============



The accompanying notes are an integral part of these consolidated financial statements.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996 (in thousands, except share and per share data)

                                                   CLASS A                     CLASS B
                                                 COMMON STOCK                COMMON STOCK                STOCK
                                             ---------------------      -----------------------       SUBSCRIPTION
                                             SHARES         AMOUNT      SHARES           AMOUNT        RECEIVABLE
Initial capitalization at October 7, 1995:
  Issuance of Class A common stock           104            $1
  Issuance of Class B common stock                                      281               $3
  Issuance of warrants
  Stock subscription receivable                                                                         $(25)
Purchase of Class A common stock              (4)
Purchase of warrants
Accretion to redemption value of mandatorily
  redeemable preferred stock
Net income
                                             ---            --          ---               --            ----
Balance at September 29, 1996                100             1          281                3             (25)
Issuance of Class A common stock               4
Reissuance of treasury stock as
  Class A common stock                         4
Stock subscription receivable payment                                                                     25
Exercise of stock options
Purchase of warrants
Forgiveness of related party debt, net
of taxes
Accretion to redemption value of mandatorily
  redeemable preferred stock
Net income
                                             ---            --          ---               --            ----
Balance at September 28, 1997                108             1          281                3               0
Purchase of Class A common stock              (1)
Exercise of stock options
Accretion to redemption value of mandatorily
         redeemable preferred stock
Net income
                                             ---            --          ---               --            ----
Balance at September 27, 1998                107            $1          281               $3            $  0
                                             ===            ==          ===               ==            ====


                                                        ADDITIONAL                 TREASURY STOCK
                                                         PAID-IN     RETAINED    ------------------
                                                         CAPITAL     EARNINGS    SHARES      AMOUNT       TOTAL
Initial capitalization at October 7, 1995:
  Issuance of Class A common stock                     $   259                                          $   260
  Issuance of Class B common stock                         700                                              703
         Issuance of warrants                              286                                              286
         Stock subscription receivable                                                                      (25)
Purchase of Class A common stock                                                    4       $ (10)          (10)
Purchase of warrants                                       (41)                                             (41)
Accretion to redemption value of mandatorily
  redeemable preferred stock                                          $(2,333)                           (2,333)
Net income                                                              6,591                             6,591
                                                       -------        -------      --       -----       -------
Balance at September 29, 1996                            1,204          4,258       4         (10)        5,431
Issuance of Class A common stock                           106                                              106
Reissuance of treasury stock as
  Class A common stock                                                             (4)         10            10
Stock subscription receivable payment                                                                        25
Exercise of stock options                                    2                                                2
Purchase of warrants                                      (854)                                            (854)
Forgiveness of related party debt, net
of taxes                                                39,100                                           39,100
Accretion to redemption value of mandatorily
  redeemable preferred stock                                           (2,378)                           (2,378)
Net income                                                              9,530                             9,530
                                                       -------        -------      --       -----       -------
Balance at September 28, 1997                           39,558         11,410       0           0        50,972
Purchase of Class A common stock                                                    1        (150)         (150)
Exercise of stock options                                   31                                               31
Accretion to redemption value of mandatorily
  redeemable preferred stock                                           (2,378)                           (2,378)
Net income                                                              7,187                             7,187
                                                       -------        -------      --       -----       -------
Balance at September 27, 1998                          $39,589        $16,219       1       $(150)      $55,662
                                                       =======        =======      ==       =====       =======

The accompanying notes are an integral part of these consolidated financial statements.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996
(in thousands)

                                                                            1998          1997           1996
Cash flows from operating activities:
  Net income                                                          $    7,187     $   9,530      $   6,591
  Adjustments to reconcile net income to net cash provided by operating activities:
     Minority interest                                                      (457)          178
     Depreciation and amortization                                        12,646        11,004         11,988
     Gain on contract modification                                                     (13,000)
     Debt issued in lieu of interest                                       1,010         6,612          3,035
     Deferred income taxes                                                   157         7,082         (6,116)
     Provision for (recovery of) doubtful accounts                         1,039          (480)           662
     Provision for (recovery of) excess and obsolete inventory             1,652          (189)         2,742
     Impairment of property, plant and equipment                           4,192
     Equity in loss of unconsolidated affiliate                              837
     Loss (gain) on sale of property, plant and equipment                   (925)       (2,862)            86
     Changes in operating assets and liabilities, net of acquisitions:
        (Increase) decrease in accounts receivable                        7,179         (9,285)       (32,654)
        Proceeds from settlement of contract
           modification receivable                                       21,048
        (Increase) decrease in inventories                                3,428         22,879         11,503
        (Increase) decrease in prepaid expenses and other current assets    139           (172)            (9)
        Increase (decrease) in accounts payable                           1,966          4,389         10,787
        Increase (decrease) in accrued income taxes payable               4,976         (6,512)         2,992
        Income taxes in connection with settlement of contract
           modification receivable                                      (25,202)
        Increase (decrease) in accrued liabilities                       (1,635)        (9,637)        30,421
                                                                      ---------      ---------      ---------
           Net cash provided by operating activities                     39,237         19,537         42,028
                                                                      ---------      ---------      ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment                             (24,818)       (14,933)        (9,660)
  Proceeds from sale of property, plant and equipment                     1,216          3,065            133
  Collection on note receivable                                           3,000          3,000
  Increase in notes receivable                                             (111)
  Acquisition of business                                                              (26,254)      (134,791)
  Investment in unconsolidated affiliate                                (15,920)
  Net change in other assets and liabilities                                475           (882)           104
                                                                      ---------      ---------      ---------
           Net cash used in investing activities                        (36,158)       (36,004)      (144,214)
                                                                      ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from long-term debt borrowings                                22,000        128,750        141,947
  Payments on long-term debt borrowings                                 (12,280)      (124,303)       (27,000)
  Payment of debt issuance costs                                                        (3,910)        (6,135)
  Increase in bank overdrafts                                             3,527
  Purchase of warrants                                                                    (854)
  Proceeds from issuance of mandatorily redeemable preferred stock                                     16,988
  Proceeds from issuance of common stock, warrants, and stock
    subscription receivable                                                                143            958
  Proceeds from exercise of stock options                                    31
  Acquisition of treasury stock                                            (150)                          (10)
                                                                      ---------      ---------      ---------
           Net cash provided by (used in) financing activities           13,128           (174)       126,748
                                                                      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents                     16,207        (16,641)        24,562
Cash and cash equivalents, beginning of period                            7,921         24,562
                                                                      ---------      ---------      ---------
Cash and cash equivalents, end of period                              $  24,128      $   7,921      $  24,562
                                                                      =========      =========      =========


The accompanying notes are an integral part of these consolidated financial statements.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS:

     The consolidated financial statements include Cable Systems Holding Company ("CSH"), its wholly owned subsidiary Cable Systems International Inc. ("CSI") and its 80% owned subsidiary LoDan Electronics, Inc. ("LoDan"), collectively (the "Company"). CSI manufactures and sells copper cable, electronic wire and cable, service distribution wire, custom and connector cable, and cords principally to the telecommunications industry. CSI's sales and inventory are substantially concentrated in multi-pair, plastic insulated conductor (PIC) cable used in telecommunication networks. PIC cable competes with newer, high performance products such as fiber-optic cable; accordingly, PIC cable is sold for applications where ease-of-use and compatibility with existing infra-structure are advantageous. LoDan is a regional provider of contract assembly services and manufactures specialized cable assemblies for a variety of industries. The Company's products are sold within the United States and its territories.

2.   ACQUISITIONS:

     OPENING ACQUISITION
     In October 1995, the Company acquired substantially all the fixed assets, inventory, and rights under certain contracts, patents and licenses, and assumed certain contractual obligations of Copper Cable Products, a business unit of Lucent Technologies, Inc. ("Lucent", formerly a subsidiary of AT&T Corp.), for $191.9 million (the "Acquisition"). The purchase price consisted of $134.8 million in cash, $57.0 million in debt issued to Lucent and $124,500 of warrants. The cash portion was funded by various senior notes, a subordinated note, and capital stock. Purchase accounting was applied and the purchase price was allocated to assets and liabilities acquired based on their respective fair values at the date of acquisition.

     Concurrent with the Acquisition, the Company and Lucent entered into a ten-year supply agreement whereby the Company will produce electronic wire and cable products ("EWC") for Lucent (the "Supply Agreement"). As part of the Supply Agreement, the Company will receive a guaranteed minimum annual payment of $3 million for five years. The net present value of these payments was recorded as a note receivable using a discount rate of 5.75%. The current portion of this note receivable is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

     Additionally, Lucent agreed to indemnify the Company for on-site and off-site environmental contamination existing prior to the Acquisition and for violations of environmental laws and regulations which began prior to the Acquisition. The environmental indemnity is subject to certain deductibles, caps, cost sharing and time limitations.

     In September 1997, the Company and Lucent modified the Supply Agreement. This contract modification reduced the amount of products to be purchased and supplied and reduced the period to seven years. The revised Supply Agreement also removed certain restrictions on the ability of the Company to sell EWC products and acquire other companies. Total consideration from Lucent for modification of the Supply Agreement was $77.3 million. Consideration included cancellation of the subordinated note and accrued interest due to Lucent of $53.3 million and $3 million, respectively, and a receivable of $21 million which was paid in October 1997 and is included within accounts receivable in the accompanying consolidated balance sheet at September 28, 1997.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   ACQUISITIONS: (CONTINUED)

     OPENING ACQUISITION (CONTINUED)
     The $13 million of consideration attributable to the decrease in products to be purchased under the Supply Agreement has been recognized in other income in the accompanying consolidated statement of operations. The remaining consideration has been reflected as an increase in additional paid-in capital of $39.1 million, net of $25.2 million related income taxes.

     LODAN ACQUISITION
     In February 1997, the Company acquired an 80% interest in LoDan, a privately held Illinois corporation. The acquisition was accounted for under the purchase method with the Company's share of LoDan's results from operations included in the accompanying consolidated financial statements since the date of acquisition.

     The purchase price of $44.3 million was allocated, based on the proportional change in ownership, to assets and liabilities acquired based on their respective fair values at the date of acquisition.

     The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of LoDan had occurred at the beginning of the fiscal period ended September 29, 1996, after giving effect to certain adjustments, including amortization of intangible assets, increased interest expense on the acquisition debt and related income tax effects (in thousands):

                                 1997            1996
     Net sales              $   444,389    $    453,631
     Net income                  10,904           4,107

     The pro forma information provided above is presented for information purposes only. It is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates or indicative of future results.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   ACQUISITIONS: (CONTINUED)

     ACQUISITION OF INVESTMENT IN UNCONSOLIDATED AFFILIATE
     In April 1998, for $15.9 million, the Company acquired 18.8% of the outstanding common stock of IPC Information Systems, Inc. ("IPC") a provider of integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community. In connection with this transaction, the Chief Executive Officer and President of the Company was elected Chairman of the Board of IPC. The Company's proportionate share of IPC's results of operations is included in the accompanying consolidated statement of operations from the date of acquisition through September 27, 1998. The results of operations and financial position of IPC as of and for the fiscal year ended September 27, 1998, is summarized as follows (in thousands):

                 Condensed Statement of Operations Information:
                  Net sales                                      $  295,897
                  Operating income                                   18,808
                  Net income                                          2,278
                 Condensed Balance Sheet Information:
                  Current assets                                 $  155,555
                  Noncurrent assets                                  85,737
                  Current liabilities                               103,379
                  Noncurrent liabilities                            204,454
                  Net deficit                                       (66,541)

3.   SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements of the Company include the accounts of its majority-owned subsidiaries. The Company's investment in an affiliated company represents less than a 20% ownership interest, however, due to the Company's implied ability to exercise significant influence over the entity, the investment has been accounted for under the equity method. At September 27, 1998, the difference between the carrying value of this equity investment and the amount of underlying equity in net assets of the investee is being amortized on a straight-line basis over ten years. All significant intercompany accounts and transactions have been eliminated. Minority interest in consolidated subsidiaries is shown separately.

     FISCAL YEAR
     The Company's fiscal year ends on the Sunday nearest the last calendar day of September.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS
     The Company considers all highly liquid investments purchased with maturities at acquisition of three months or less to be cash equivalents.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     INVENTORIES
     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out ("FIFO") basis for all inventory other than CSI raw materials, which is determined using average cost and approximates FIFO.

     PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided over the estimated useful lives of the assets using the straight-line method. The estimated lives are as follows:

          Buildings and building improvements          30-39 years

          Leasehold improvements                       Shorter of economic
                                                       life or lease term

          Machinery and equipment                      5-15 years

          Furniture, fixtures and office equipment     5-10 years

          Computer hardware and software               3-5 years

     Capitalized amounts include expenditures which materially extend the useful lives of existing property, plant and equipment. Expenditures for repairs and maintenance which do not materially extend the useful lives of the related assets are charged to expense as incurred. Long-term improvements are capitalized as additions to property, plant and equipment. Upon retirement, or other disposal, the asset cost and related accumulated depreciation and amortization are removed from the accounts and the net amount, less any proceeds, is charged or credited to income.

     DEBT ISSUANCE COSTS
     The costs incurred in connection with certain of the Company's debt financings are included in the accompanying consolidated balance sheets in other assets and are being amortized using the effective interest method over the term of the related debt.


     SELF-INSURANCE
     The Company self-insures, with certain stop loss insurance coverage, for workers compensation and employee health care. Claims expense is recorded in the year of occurrence through the accrual of claim reserves based on estimates of ultimate claims costs and settlement expenses according to industry standards.

     The Company is required to maintain a $250,000 Certificate of Deposit ("CD") as of September 27, 1998 and September 28, 1997, as collateral for a line of credit related to the workers' compensation coverage. These amounts have been included in other assets in the accompanying consolidated balance sheets.

     ENVIRONMENTAL COSTS
     The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations. Expenditures related to future compliance are capitalized, if appropriate under the Company's capitalization policy. Expenditures that relate to an existing condition caused by past operations are handled in accordance with the indemnification agreement described in Note 2. The Company records liabilities when environmental assessments or remedial efforts are probable and the costs can be reasonably estimated. Such estimates are adjusted if necessary based on the completion of a formal study or the Company's commitment to a formal plan of action.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     WARRANTIES
     The Company provides warranties on products and sub-components for periods up to 30 years. The Company provides for the estimated costs to repair or replace products under warranty when claims are both probable and estimable.

     REVENUE RECOGNITION
     Sales and related costs are recorded by the Company upon shipment of products. The Company provides for estimated product returns at the time of initial shipment.

     The Company receives revenues from sales of various scrap by-products that result from the production of the Company's principal products. These sales are included in net sales in the accompanying consolidated statements of operations.

     STOCK COMPENSATION
     The Company measures compensation cost related to employee stock options using the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and has included the proforma disclosures as required by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation (Note 13).

     INCOME TAXES
     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

     Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the tax payable in connection with the current period operations plus or minus the change during the period in deferred tax assets and liabilities. The Company files a consolidated tax return with its two consolidated subsidiaries.

     GOODWILL
     Goodwill represents the excess of cost over the net assets acquired. Goodwill is stated at cost and is amortized on a straight-line basis over ten years. Pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company evaluates the recoverability of goodwill and its other long-lived assets whenever a significant change in the business environment indicates that expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset. Accumulated amortization of goodwill amounted to $5,856,000 and $2,347,000 at September 27, 1998 and September 28, 1997, respectively.

     DERIVATIVE FINANCIAL INSTRUMENTS
     The Company uses a variety of derivative financial instruments, including collars and exchange-traded futures and options, as part of an overall risk-management strategy. These instruments are used as a means of hedging exposure to price and/or interest-rate risk connected to anticipated sales or existing assets and liabilities. The Company does not hold or issue derivative financial instruments for trading purposes.

     The Company enters into futures contracts with the objective of minimizing price risk due to market fluctuations and to hedge the Company's net inventory investment in copper, and its future inventory needs related to sales contracts with customers. Any realized gains or losses from hedging transactions are included as part of cost of sales.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
     The Company uses interest-rate collars to synthetically change its variable-rate debt to fixed-rate debt under certain conditions. The costs of interest rate collar agreements are included in interest expense ratably over the lives of the agreements. Unamortized costs of the collar agreements are included in the accompanying consolidated balance sheets within prepaid expenses and other current assets for the current portion and other assets for the long-term portion.

     RECLASSIFICATIONS
     Certain reclassifications have been made to the consolidated financial statements for the year ended September 28, 1997 and for the period from October 7, 1995 (inception) through September 29, 1996 to conform with the current year's presentation. These reclassifications had no impact on stockholders' equity or net income.

     RECENTLY ISSUED ACCOUNTING STANDARDS
     During fiscal 1998, the Company implemented Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the Accounting Standards Executive Committee in March 1998. SOP 98-1 establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use, including payroll and other direct costs. In connection with the Company's project to improve the functionality of its computer system during fiscal 1998, direct internal and external costs incurred during the application development stage of this project have been capitalized within property, plant and equipment in the accompanying consolidated balance sheets. Capitalized costs were $2,819,000 as of September 27, 1998 and will be amortized on a straight-line basis over a period of three years.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments, which are currently direct adjustments to equity, be shown in a statement of comprehensive income. The statement of comprehensive income may be included in the statement of operations or as a separate financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires the reclassification of earlier financial statements for comparative purposes. The Company will adopt this statement in fiscal 1999. Since this statement only requires additional disclosure in the Company's consolidated financial statements, the adoption will have no impact on the Company's financial position or results of operations.

     During fiscal 1998, the Company implemented SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain information about their operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial statements. It also requires disclosures about products and services, geographic areas and major customers. Since this statement only requires additional disclosures in the Company's consolidated financial statements, the adoption had no impact on the Company's financial position or results of operations.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)
     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company will adopt this statement in fiscal 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current income or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the statement of operations by changes in the hedged item's fair value. For cash flow hedge transactions, in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as income in the periods in which income is impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period income. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its financial position or results of operations.

     Other pronouncements issued by the FASB adopted during the year are not material to the consolidated financial statements of the Company. Further, other pronouncements with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

4.   CREDIT CONCENTRATIONS AND BUSINESS RISKS:

     CONCENTRATIONS OF CREDIT RISK
     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and receivables.

     The Company's cash and cash equivalents are maintained at various financial institutions. The Company, in the normal course of business, maintains cash balances in excess of the Federal Deposit Insurance Corporation's ("FDIC") insurance limit. The Company has not experienced losses as a result of the uninsured balances.

     The Company performs periodic credit evaluations of its customers and does not require collateral. Estimated credit losses are provided for in the accompanying consolidated financial statements.

     OFF-BALANCE SHEET RISK
     The Company enters into future contracts hedging the Company's net inventory investment in copper and its anticipated needs related to customer orders. The Company does not engage in these contracts for speculative purposes, rather they are intended to reduce the Company's financial exposure to risk from copper price movements. At September 27, 1998, the notional value of the hedging contracts was $9.9 million and the related unrealized loss was approximately $788,000. There were no open contracts at September 28, 1997.

     The Company also has an agreement with a supplier which allows fixed prices for up to four months of future copper deliveries. At September 27, 1998 prices for future deliveries had not been fixed. At September 28, 1997, the notional value of these deliveries was $925,000, with deliveries under these fixed prices scheduled in December 1997.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.   CREDIT CONCENTRATIONS AND BUSINESS RISKS: (CONTINUED)

     BUSINESS RISK
     One product line accounted for approximately 58%, 64% and 67% of net sales for the years ended September 29, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996, respectively.

     Net sales to four customers accounted for 64% collectively (61% associated with the Communication Wire and Cable segment and 3% associated with the Assembly Services segment), and 19%, 17%, 16% and 12% individually of net sales for the year ended September 27, 1998. Net sales to four customers accounted for 61% collectively (57% associated with the Communication Wire and Cable segment and 4% associated with the Assembly Services segment), and 17%, 15%, 15% and 14% individually, of net sales for the year ended September 28, 1997. Net sales to four customers accounted for 69% collectively (60% associated with the Communication Wire and Cable segment and 9% associated with the Assembly Services segment), and 29%, 18%, 12% and 10% individually, of net sales for the period from October 7, 1995 (inception) through September 29, 1996.

     CSI's manufacturing operations, responsible for approximately 87% of the Company's net sales, are located at a single facility in Phoenix, Arizona. CSI's occupational workforce, approximately 69% of the Company's total workforce, is subject to a collective bargaining agreement with the Communication Workers of America. This agreement was subject to renegotiation on September 30, 1998. A new collective bargaining agreement was signed on October 21, 1998, effective October 1, 1998, and expires on September 30, 2003.

     SUPPLIER RISK
     The Company purchases its principal raw material, copper, from two suppliers. The contracts with these two suppliers expire on December 31, 1999 and December 31, 2000. Another significant material used in the Company's manufacturing process is plastic, principally polyethylene and polyvinyl chloride. The Company purchases all of its polyethylene, which is customized to its specifications, from a single supplier. The contract with this supplier expires May 2002.

     INTEREST RATE RISK
     The Company's debt agreement requires interest rate protection be maintained on at least 50% of the related outstanding indebtedness for a period of three years. The Company has entered into interest rate collar agreements on notional principal amounts of $37.5 million, $20 million, and $6,875,000. These agreements effectively set interest rates from a minimum (or floor) of 5.25% to a maximum (or cap) of 7%. These agreements were effective beginning January 9, 1997 (for the notional principal amounts of $37.5 million and $20 million) and May 6, 1997 (for the notional principal amount of $6,875,000) and expire December 31, 1999.

5.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The financial position of the Company at September 27, 1998 and September 28, 1997, includes certain financial instruments which may have a fair value that is different from the value currently reflected on the accompanying consolidated financial statements.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

     CASH AND CASH EQUIVALENTS
     The carrying amount approximates fair value because of the short-term maturities of such instruments.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)

    NOTE RECEIVABLE
    The carrying value approximates fair value, determined by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    LONG-TERM DEBT
    The carrying values of the Tranche A and Tranche B Term Loans approximate their fair values due to the variable rate terms of the interest rates.

    SUBORDINATED NOTES TO RELATED PARTIES
    The estimated fair value of the subordinated notes to related parties (Note
    10) is based on discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. At September 27, 1998 and September 28, 1997, subordinated notes to related parties with carrying values totaling $22,834,000 and $21,824,000, respectively, had estimated fair values totaling $17,617,000 and $22,288,000, respectively.

    INTEREST RATE COLLARS
    The carrying value approximates fair value at September 27, 1998 and September 28, 1997, determined by using discounted cash flow analysis on estimated interest rates for similar types of instruments.

    FUTURES CONTRACTS
    The carrying values of the Company's futures contracts approximate the fair values due to their short-term maturity.

6.  INVENTORIES:

    Inventories, net of reserves of $4,205,000 and $2,553,000, respectively, for obsolescence, consist of the following (in thousands):



                                                             SEPTEMBER 27,     SEPTEMBER 28,
                                                                1998               1997

     Raw materials and work-in process                      $   29,614        $     29,516
     Finished goods                                             12,681              17,859
                                                            ----------        ------------
                                                            $   42,295        $     47,375
                                                            ==========        ============

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consist of the following (in thousands):



                                                                  SEPTEMBER 27,     SEPTEMBER 28,
                                                                     1998                1997

   Buildings, and building and leasehold improvements            $    26,260       $     22,186
   Machinery and equipment                                            71,279             70,070
   Furniture, fixtures and office equipment                            2,565              2,238
   Computer, hardware and software                                    18,786             13,923
                                                                 -----------       ------------
                                                                     118,890            108,417
   Less accumulated depreciation and amortization                    (22,690)           (15,834)
   Land                                                                4,435              3,312
   Construction in process                                            17,209             10,382
                                                                 -----------       ------------
                                                                 $   117,844       $    106,277
                                                                 ===========       ============


    Depreciation and amortization of property, plant, and equipment totaled $8,263,000, $7,788,000 and $6,597,000 for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996.

    For the year ended September 27, 1998 the Company recorded a non-cash impairment loss of $4,192,000 related to a write-down of certain property, plant and equipment. As a result of diminishing sales of certain product lines and a significant change in the expected asset usage, the projected future cash flows from the identified assets are less than the carrying value of the assets. The revised carrying values of these assets were calculated on the basis of discounted estimated future cash flow and resulted in an impairment loss being recognized. The impaired assets include machinery and equipment used to manufacture products in the Communication Wire and Cable segment ($1,465,000) and products in the Assembly Services segment ($2,727,000).

    The Company capitalizes interest costs as part of constructing major assets. Interest costs capitalized totaled $782,000, $732,000 and $373,000, for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996, respectively.

    The Company leases a building, premise improvements, machinery and equipment to a vendor of sub-assemblies. The lease is classified as an operating lease and expires in 2002. The lease terms require that the lessee maintain its status as a qualifying minority and women owned business enterprise and meet certain minimum quality standards relative to supplied products.

    The Company and the vendor have also entered into a concurrent long-term purchase/supply agreement. This agreement restricts the vendor from manufacturing or selling, without the Company's approval, sub-assemblies which are the same or essentially the same as those produced for the Company. However, the agreement does not require the Company to purchase any of the sub-assemblies. The cost and accumulated depreciation of the building, improvements, machinery, and equipment are $8,316,000 and $1,381,000, respectively, at September 27, 1998 and $8,295,000 and $893,000,
    respectively, at September 28, 1997.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  PROPERTY, PLANT AND EQUIPMENT: (CONTINUED)

    The future minimum rent payments due under this operating lease, by fiscal year, are as follows (in thousands):


                             1999         $    3,000
                             2000              3,000
                             2001              3,000
                             2002              3,000
                             2003                500
                                          ----------
                                          $   12,500
                                          ==========


8.  ACCRUED LIABILITIES:

    Accrued liabilities consist of the following (in thousands):



                                                                 SEPTEMBER 27,     SEPTEMBER 28,
                                                                    1998              1997

    Accrued payroll and benefit related liabilities                $    4,998         $   5,549
    Bank overdraft                                                      3,527
    Accrued property taxes                                              2,581             2,525
    Accrued interest                                                    2,350             2,831
    Accrued workers' compensation                                       1,572               902
    Accrued freight                                                     1,419             1,836
    Other accrued liabilities                                           6,317             7,229
                                                                   ----------          --------
                                                                   $   22,764          $ 20,872
                                                                   ==========          ========

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES:

    Outstanding debt consists of the following (in thousands):



                                                                                         SEPTEMBER 27,           SEPTEMBER 28,
                                                                                             1998                    1997
     Tranche A Term Loan, interest at LIBOR plus 2.5% (8.19% and 8.29% at
     September 27, 1998 and September 28, 1997, respectively), principal and
     interest payable quarterly, due December 31, 2001, collateralized by                $   61,250               $   71,250
     substantially all assets

     Tranche B Term Loan, interest at LIBOR plus 3% (8.69% and 8.79% at
     September 27, 1998 and September 28, 1997, respectively), principal and
     interest payable quarterly, due December 3l, 2002, collateralized by                    39,400                   39,800
     substantially all assets

     Tranche A Acquisition Term Loan, interest at LIBOR plus 2.5% (8.19% and
     8.29% September 27, 1998 and September 28, 1997, respectively), principal               11,517                   13,397
     and interest payable quarterly, due December 31, 2002, collateralized by substantially all assets

     Term Notes drawn under $35 million Revolving Credit Facility, interest at
     LIBOR plus 2.5% payable quarterly (8.00% to 8.19% at September 27, 1998)
     due December 31, 2001, collateralized by substantially all assets                       22,000
                                                                                         ----------               ----------
                                                                                         $  134,167               $  124,447
                                                                                         ==========               ==========




    The related debt agreement contains various financial covenants such as limitations on capital expenditures and indebtedness and maintaining certain financial ratios. In July 1998 and December 1998, the Company and its lenders modified certain financial covenant provisions of its credit agreement. With these modifications the Company was in compliance with the financial covenants at September 27, 1998. The December 1998 modification included amendments of the agreement through October 3, 1999 and increased the interest rate on all outstanding borrowings by .25% effective December 18, 1998 and an additional .25% on April 1, 1999. In conjunction with this debt agreement, the Company obtained a $35 million revolving credit facility and a $20 million acquisition term loan facility available at either LIBOR plus 2.5% or the alternate base rate plus 1.5%, at the direction of the Company. In February 1997, $13.75 million was drawn under the acquisition term loan facility. As of September 27, 1998 and September 28, 1997, a total of $22 million and $0, respectively, was drawn under the revolving credit facility.

    As of September 27, 1998, future annual minimum principal payments are as follows (in thousands):



                        1999         $    23,073
                        2000              21,488
                        2001              28,066
                        2002              45,540
                        2003              16,000
                                     -----------
                                     $   134,167
                                     ===========

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. RELATED PARTY TRANSACTIONS:

    As part of the Acquisition, a stockholder loaned the Company $7,109,057 pursuant to a subordinated note bearing interest at 11.65% and maturing on November 6, 2007. Per the agreement, at the Company's option, interest can be paid in cash or by issuing a note for the interest amount due. These new notes have the same terms as the original note. Accrued interest of $1,010,000, $902,000 and $414,000 was paid by issuing additional notes in accordance with the agreement for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996, respectively. These notes are not collateralized.

    In connection with the LoDan Acquisition, a minority stockholder was issued $8,932,600 of senior subordinated notes and $4,466,400 of junior subordinated notes. The senior notes bear interest at LIBOR plus 1% (6.7% at September 27, 1998) and the junior notes bear interest at fixed rates ranging from 6.1 % to 6.2%, payable quarterly. The notes provide for the payment of interest in cash or by issuing a note for the interest amount due. These new notes have the same term as the original note. Through September 27, 1998 all interest payments were made in cash. The notes are not collateralized. Principal payments of $6,500,000 and $6,899,000, under the terms of the notes, are due in August 2003 and March 2004, respectively.

    For the years ended September 27, 1998 and September 28, 1997 for the period from October 7, 1995 (inception) through September 29, 1996 the Company paid consulting fees to directors of the company in the amount of $115,000, $73,000 and $69,000, respectively.

11. INCOME TAXES:

    The income tax expense consists of the following (in thousands):


                                                                                      PERIOD FROM
                                                                                       OCTOBER 7,
                                                                                         1995
                                                                                      (INCEPTION)
                                YEAR ENDED               YEAR ENDED                     THROUGH
                                SEPTEMBER 27,            SEPTEMBER 28,                SEPTEMBER 29,
                                    1998                    1997                          1996
    Current:
      Federal                  $    3,365               $    (372)                   $    8,721
      State and local                 405                  (1,204)                        1,116
                               ----------               ---------                    ----------
        Total current               3,770                  (1,576)                        9,837
    Deferred:
      Federal                         362                   5,686                        (4,912)
      State and local                (205)                  1,396                        (1,204)
                               ----------               ---------                    ----------
        Total deferred                157                   7,082                        (6,116)
                               ----------               ---------                    ----------
                               $    3,927               $   5,506                    $    3,721
                               ==========               =========                    ==========

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11. INCOME TAXES: (CONTINUED)

    Deferred tax assets and liabilities are comprised as follows (in thousands):



                                                                  SEPTEMBER 27,             SEPTEMBER 28,
                                                                      1998                      1997

    Deferred tax assets:
      Current:
        Allowance for bad debts and sales returns                  $    620                 $     249
        Accrued salaries, benefits and expenses                       2,553                     1,659
        Inventories                                                   2,490                     2,710
                                                                   --------                 ---------
                                                                      5,663                     4,618
                                                                   --------                 ---------
    Deferred tax assets (liabilities):
      Non-current:
        Depreciation                                                (10,160)                   (5,901)
        Amortization                                                  1,290                       317
        Fixed asset reserve                                           2,084
                                                                      -----
                                                                     (6,786)                   (5,584)
                                                                   --------                 ---------
    Net deferred tax liability                                     $ (1,123)                $    (966)
                                                                   ========                 =========


    Actual income tax expense differs from the "expected" amount (computed by applying the United States federal corporate tax rate of 35% in 1998, 1997 and 1996) as follows:


                                                                                                        PERIOD FROM
                                                                                                      OCTOBER 7, 1995
                                                                                                       (INCEPTION)
                                                                 YEAR ENDED         YEAR ENDED           THROUGH
                                                                 SEPTEMBER 27,      SEPTEMBER 28,      SEPTEMBER 29,
                                                                      1998             1997               1996
    U.S. federal statutory rate                                        35 %             35 %                   35 %
    State and local taxes, net of federal income tax benefit            6 %              6 %                    6 %
    State Enterprise Zone credit, net of federal tax effect            (4)%             (5)%                   (5)%
                                                                   --------         --------               --------
                                                                       37 %             36 %                   36 %
                                                                   ========         ========               ========


12. EMPLOYEE PENSION PLANS:

    The Company sponsors savings plans covering substantially all employees. The plans allow employees to contribute a portion of their pre-tax or after-tax earnings, in accordance with specified limitations as defined in the plans. The Company matches a percentage of these contributions up to certain limitations. The Company's contributions to the plans, for matching, were $856,000, $712,000 and $383,000 for the years ended September 27, 1998 and
    September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996, respectively.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. MANDATORILY REDEEMABLE PREFERRED STOCK, STOCK WARRENTS AND STOCK OPTIONS:

    MANDATORILY REDEEMABLE PREFERRED STOCK
    The Company is authorized to issue up to 100,000 shares of mandatorily redeemable preferred stock, with a par value of $.01, in one or more series and to fix the powers, designations, preferences, and rights of each series. The Series A Preferred stock has a cumulative cash dividend of $140 per share per year and a liquidation value of $1,000 per share plus accrued but unpaid dividends. No dividends have been paid to date. On October 31, 2009, all outstanding shares of the Series A Preferred stock must be redeemed at a price of $1,000 per share plus accrued but unpaid dividends; however, the Company may redeem these shares at any time prior to that date for the same terms. The Series A Preferred stock are non-participating shares.

    STOCK WARRANTS
    The Company has outstanding warrants to purchase approximately 52,417 shares of Class A common stock, at September 27, 1998 and September 28, 1997. The warrants are exercisable at $.01 per share and expire on October 6, 2005.

    In August 1997, the Company paid $9 million in connection with certain refinancing transactions in fiscal 1997, including repurchase of 45,917 outstanding warrants to purchase Class A common stock, and $2 million in settlement of any obligations or claims a related entity of the warrant holder had against the Company.

    The fair value of the warrants repurchased was $854,000 and was charged to additional paid in capital in the accompanying consolidated statement of stockholders' equity. The remaining $10,146,000 is reflected as other expense in the accompanying consolidated statement of operations.

    STOCK OPTIONS
    In July 1996 and April 1998, non-qualified options were granted to purchase 3,750 and 1,250 shares of Class A Common Stock at $2.50 and $100 a share, respectively, to members of the Board of Directors. The vesting period for these options is one-half of the underlying shares at the date of grant and the remaining one-half on the first anniversary of the grant date. The options expire seven years after date of grant. The July 1996 options were exercised during fiscal 1997. The April 1998 options had not been exercised as of September 27, 1998.

    In July 1997 and August 1998, the Company authorized the "1997 Special Stock Option Plan" (the "Plan") and the "1998 Special Stock Option Plan" (the "1998 Plan"), respectively. Under the Plan non-qualified options were granted to select key management employees to purchase 5,235 and 3,441 shares, respectively, of Class A common stock at $19.24 and $27.50 a share, respectively. The options vested upon grant and expire ten years after date of grant. At September 27, 1998 there were 600 options outstanding related to the Plan and 3,300 options outstanding related to the 1998 Plan.

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. MANDATORILY REDEEMABLE PREFERRED STOCK, STOCK WARRANTS AND STOCK OPTIONS:
    (CONTINUED)

    A summary of stock option activity and related information for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996 is as follows:



                                     1998                        1997                    1996
                             -----------------------    --------------------     ---------------------
                              SHARES      AGGREGATE      SHARES      AGGREGATE    SHARES      AGGREGATE
                              UNDER       EXERCISE       UNDER       EXERCISE     UNDER       EXERCISE
                              OPTION        PRICE        OPTION        PRICE      OPTION       PRICE

    Beginning balance
    outstanding:                  800    $  15,392        3,750    $   9,375
      Granted                   4,691      219,628        5,235      100,721        3,750   $   9,375
      Exercised                  (341)      (7,726)      (7,985)     (90,856)
      Canceled                                             (200)      (3,848)
                            ---------    ---------     --------    ---------    ---------   ---------
    Ending balance
    outstanding                 5,150      227,294          800       15,392        3,750       9,375
                            ---------    ---------     --------    ---------    ---------   ---------
    Exercisable at end of
    period                      5,150    $ 227,294          800    $  15,392        3,750   $   9,375
                            =========    =========     ========    =========    =========   =========
    Weighted average fair
      value of options
      granted during the
      period                             $   69.34                 $   10.44                $    0.14
                                         =========                 =========                =========
    Weighted average fair
      value of options
      exercised during the
      period                             $   39.59                 $    5.60
                                         =========                 =========


    The Company applied APB Opinion 25 in accounting for its stock options. Compensation cost of $31,000 and $15,000, was recognized for the years ended September 27, 1998 and September 28, 1997, respectively. There was no compensation cost recognized for the period from October 7, 1995 (inception) through September 29, 1996 as exercise price approximated estimated market price. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No 123, the Company's net income would have been impacted as indicated in the proforma amounts presented below (in thousands):



                                        1998                  1997               1996
                                   ---------------     ---------------     ---------------
Net income - as reported              $     7,187            $    9,530        $    6,591

Net income - pro forma                      7,178                 9,495             6,591

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. MANDATORILY REDEEMABLE PREFERRED STOCK, STOCK WARRANTS AND STOCK OPTIONS:
    (CONTINUED)

    The fair value of each grant is estimated on the date of grant using the Black-Scholes option pricing model applying the following assumptions:



                                    1998             1997              1996
                              --------------    --------------   --------------
Expected dividend yield             0.00 %           0.00 %            0.00 %

Risk-free interest rate        5.13-5.37 %           5.52 %            5.74 %

Expected life of options         3 years            1 year            1 year


    The following table summarizes information about the stock options outstanding at September 27, 1998:



                                                   WEIGHTED      WEIGHTED
                         EXERCISE    OPTIONS       AVERAGE       AVERAGE
                          PRICE     OUTSTANDING    REMAINING     EXERCISE
                                       AND         CONTRACT      PRICE
                                    EXERCISABLE      LIFE
                     ------------------------------------------------------
                        $19.24         600        8 years       $19.24
                        $100.00      1,250        6 years       $100.00
                        $27.50       3,300        9 years       $27.50


14. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES
    The Company has entered into operating leases for various office space and equipment. These lease agreements are for terms of two to five years. The minimum future obligations for these leases, by fiscal year, are summarized below (in thousands):


               1999                           $      550
               2000                                  567
               2001                                  450
               2002                                  426
               2003                                  311
                                              ----------
                                              $    2,304
                                              ==========


    Rent expense related to operating leases was $1,406,000, $1,016,000, and $101,000 for the years ended September 27, 1998 and September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996, respectively.

    OTHER COMMITMENTS
    The Company is obligated under the General Agreement between the Communications Workers of America Local 7060 and CSI to distribute annually a portion of the Company's earnings before interest expense and income taxes, as defined in the agreement, that exceeds the following thresholds for the fiscal years (in thousands):



               1996                      $    35,020
               1997                      $    37,760
               1998                      $    40,900

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


14. COMMITMENTS AND CONTINGENCIES (CONTINUED):

    OTHER COMMITMENTS (CONTINUED)
    As the Company began operations on October 7, 1995, there were only 51 weeks of operations instead of the normal 52 weeks; therefore, the fiscal 1996 threshold was reduced proportionately to $34,346,538.

    The expense recognized for the year ended September 28, 1997, and for the period from October 7, 1995 (inception) through September 29, 1996 was $1,731,042 and $3,699,062, respectively. No expense was recognized for the year ended September 27, 1998.

    LEGAL CONTINGENCIES
    The Company is involved in various legal proceedings which are incidental to the conduct of its business. The Company does not believe the outcome of any of the legal proceedings will have a material effect on the Company's results of operations, cash flows or financial position.

15. SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS):



                                                                                                      PERIOD FROM
                                                                          FISCAL YEARS ENDED        OCTOBER 7, 1995
                                                                      ---------------------------     (INCEPTION)
                                                                      SEPTEMBER 27,  SEPTEMBER 28,      THROUGH
                                                                         1998           1997          SEPTEMBER 29,
                                                                                                          1996
Cash paid for:
     Interest, net of amounts capitalized                               $  12,079    $  16,134         $  12,172
     Income taxes                                                          23,997        4,936             6,845
Schedule of cash and non-cash investing and financing activities:
Acquisition of business:
     Assets acquired                                                                 $  44,343         $ 191,895
     Liabilities assumed                                                               (18,089)          (57,000)
     Warrants issued, net of cash paid by purchasers                                                        (104)
                                                                                     ---------         ---------
        Net cash paid                                                                $  26,254         $ 134,791
                                                                                     =========         =========
     Transfer to (from) restricted cash (included in other assets)                   $    (250)        $     500

     Receivable from and forgiveness of related party debt charged to additional paid-in capital ($64.3 million) and other income ($13
     million)                                                                        $  77,300

     Accrued income taxes on forgiveness of related party
     debt charged to additional paid-in capital                                      $  25,202

     Warrants issued in connection with senior notes                                                   $     162
     Stock subscription receivable                                                                     $     (25)

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. SEGMENT INFORMATION:

    The Company conducts its business in two broad segments which offer different products and services: (1) Communications Wire and Cable, which manufactures and sells a wide variety of copper telephone and data wire and cable products; and (2) Assembly Services, which specializes in custom cable assemblies and contract manufacturing using cable, connectors and other materials from third party suppliers.

    The accounting policies of the Company's two segments are the same as those described in the summary of significant accounting policies (Note 3). Amounts necessary to reconcile segment income from operations to total Company income from operations are included in "All other" and relate to corporate expenses not allocated to individual segments. Amounts necessary to reconcile segment depreciation and amortization expense included in segment operating income to total Company depreciation and amortization expense are noted below. Amounts necessary to reconcile segment assets to total Company assets are noted below. Segmental performance is evaluated based on income from operations.

    The following table presents the Company's segment financial information (in thousands):




                                                         AS OF AND FOR THE YEAR ENDED          AS OF AND FOR THE PERIOD
                                                     ----------------------------------------    FROM OCTOBER 7,1995
                                                      SEPTEMBER 27, 1998   SEPTEMBER 28, 1997    (INCEPTION) THROUGH
                                                                                                 SEPTEMBER 29, 1996
Net sales
  Communications Wire & Cable                              $ 367,300           $ 358,442          $ 375,535
  Assembly Services                                           80,184              64,881             41,497
                                                           ---------           ---------          ---------
    Total net sales                                        $ 447,484           $ 423,323          $ 417,032
                                                           =========           =========          =========
Income from operations
  Communications Wire & Cable                              $  27,750           $  27,101          $  27,942
  Assembly Services                                           (4,879)             (1,995)             7,250
  All other                                                   (3,361)             (1,522)              (678)
                                                           ---------           ---------          ---------
    Total income from operations                           $  19,510           $  23,584          $  34,514
                                                           =========           =========          =========
Depreciation and amortization expense
  Communications Wire & Cable                              $   7,181           $   6,732          $   5,450
  Assembly Services                                            3,893               3,041                786
                                                           ---------           ---------          ---------
Segment depreciation and amortization                         11,074               9,773              6,236
  Depreciation of rental property                                469                 461                363
  Corporate goodwill amortization                                735                 457
  Amortization of discounts and debt issuance costs, net         368                 313              5,389
                                                           ---------           ---------          ---------
    Total depreciation and amortization expense            $  12,646           $  11,004          $  11,988
                                                           =========           =========          =========
Assets
  Communications Wire & Cable                              $ 128,151           $ 122,412
  Assembly Services                                           53,347              49,976
                                                           ---------           ---------
Segment assets                                               181,498             172,388
Unallocated assets
  Cash                                                        24,128               6,109
  Accounts receivable                                         34,024              66,325
  Other current assets                                         9,226              11,554
  Investment in unconsolidated affiliate                      15,083
  Corporate goodwill                                           6,178               6,911
  Other long-term assets                                      19,795              24,508
                                                           ---------           ---------
    Total assets                                           $ 289,932           $ 287,795
                                                           =========           =========

CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. SEGMENT INFORMATION (CONTINUED):


                                                            AS OF AND FOR THE YEAR ENDED             AS OF AND FOR THE PERIOD
                                                     ------------------------------------------        FROM OCTOBER 7, 1995
                                                                                                       (INCEPTION) THROUGH
                                                      SEPTEMBER 27, 1998     SEPTEMBER 28, 1997        SEPTEMBER 29, 1996

Expenditures for additions to property, plant and
 equipment and goodwill
  Communications Wire & Cable                              $  18,365           $   14,134                  $    9,184
  Assembly Services                                            6,453               30,099                         476
  Corporate goodwill                                                                7,382
                                                           ---------           ----------                  ----------
     Total expenditures for additions to property, plant
     and equipment and goodwill                            $  24,818           $   51,615                  $    9,660
                                                           =========           ==========                  ==========


17.  Sale of Investment in IPC:

     On April 8, 1999, the Company sold its investment in IPC for $16,041,000 to Cable Systems Holding, LLC, the majority stockholder of the Company. Proceeds from the sale exceeded the carrying amount of the investment by $3,089,000.

18.  Subsequent Event (Unaudited);

     On June 28, 1999, Belden Inc. acquired all of the outstanding shares of CSH and CSI.

                 CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
        FOR THE NINE MONTH PERIODS ENDED JUNE 27, 1999 AND JUNE 28, 1998
                                 (IN THOUSANDS)





                                                                                1999                         1998
                                                                     -------------------------------------------------

Net sales                                                                     $ 241,688                    $331,824

Cost of sales                                                                   215,511                     285,930

----------------------------------------------------------------------------------------------------------------------
Gross margin                                                                     26,177                      45,894

Research and development                                                          1,515                       1,411
Marketing and sales                                                               6,377                       6,763
General and administrative                                                       23,239                      24,829
----------------------------------------------------------------------------------------------------------------------
Income from operations                                                           (4,954)                     12,891

Interest expense, net                                                            11,285                       9,133
Other (income) expense, net                                                       1,149                      (2,944)
Equity in loss of unconsolidated affiliate                                        2,750                           -
----------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                                (20,138)                      6,702

Income tax                                                                       (7,501)                      2,299

Minority interest                                                                  (142)                        (82)
----------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                             $ (12,495)                   $  4,485
======================================================================================================================

                 CABLE SYSTEMS HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
        FOR THE NINE MONTH PERIODS ENDED JUNE 27, 1999 AND JUNE 28, 1998


(in thousands)                                                                                   1999                 1998
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net Income/(loss)                                                                          $ (12,495)             $ 4,485
   Adjustments to reconcile net income to net cash
       provided by operating activities:
                  Minority Interest                                                                (142)                 (82)
                  Depreciation and amortization                                                  11,581                8,899
                  Debt issued in lieu of interest                                                 1,131                1,010
                  Deferred income taxes                                                          (7,438)               1,546
                  Provision for (recovery of) doubtful accounts and sales returns                   (46)                 222
                  Provision for excess and obsolete inventory                                     2,970                   11
                  Provision for fixed assets reserve                                                694                  100
                  Gain on disposition of unconsolidated affiliate                                (3,708)                   -
                  Equity in loss of unconsolidated affiliate                                      1,307                    -
                  Provision for excess and obsolete parts inventory                                 389                  330
                  (Gain)/loss on sale of property, plant and equipment                              208                 (980)
                  Compensation associated with stock option exercise                                423                    -
                  Loss on disposition of consolidated affiliate                                   5,138                    -
                  Write off of unamortized debt issuance costs                                    1,855                    -
                  Changes in assets and liabilities, net of acquisition:
                           (Increase) decrease in accounts receivable                             8,708                5,499
                           (Increase) decrease in inventories                                     5,554                2,381
                           (Increase) decrease in prepaid expenses                                 (714)                (220)
                           Increase (decrease) in accrued liabilities                            (9,691)               2,785
                           Increase (decrease) in accrued income taxes payable                   (2,046)               3,662
                           Increase (decrease) in accounts payable                               (8,116)                 582
------------------------------------------------------------------------------------------------------------------------------
                                    Net cash provided by (used in) operating activities          (4,438)              30,230

Cash flows from investing activities:
   Purchase of property, plant and equipment                                                     (8,119)             (18,963)
   Proceeds from sale of property, plant and equipment                                              249                1,176
   Collection of notes receivable                                                                 3,019                3,000
   Disposition of unconsolidated affiliate                                                       16,041                    -
   Investment in common and preferred stock                                                           -              (15,920)
   Net change in other assets and liabilities                                                     2,154                 (247)
------------------------------------------------------------------------------------------------------------------------------
                                    Net cash provided by (used in) investing activities          13,344              (30,954)

Cash flows from financing activities:
   Proceeds from long-term debt borrowings                                                      123,578               12,000
   Payments on long-term debt borrowings                                                       (134,167)              (8,467)
   Proceeds from contract modification                                                                -               21,000
   Payments of contract modification income taxes                                                     -              (25,202)
   Debt issuance costs                                                                              (75)                   -
   Redemption of  redeemable preferred stock                                                    (17,168)                   -
   Proceeds from exercise of stock options                                                          209                    8
   Acquisition of treasury stock                                                                   (138)                (150)
------------------------------------------------------------------------------------------------------------------------------
                                    Net cash used in financing activities                       (27,761)                (811)

------------------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                                       (18,855)              (1,535)

Cash and cash equivalents, beginning of period                                                   24,128                7,921

==============================================================================================================================
Cash and cash equivalents, end of period                                                      $   5,273              $ 6,386
==============================================================================================================================

Item 7(b)         Pro Forma Financial Information

         On June 28, 1999, Registrant acquired the outstanding shares of the common stock of Cable Systems Holding Company ("Holding Company"). Holding Company owns all of the outstanding capital stock of Cable Systems International Inc. ("CSI"). CSI manufactures copper cable products primarily for telecommunications applications. Registrant intends to continue to use the assets of CSI for such purposes.

         The balance sheet of the acquired business is included in the Company's June 30, 1999 balance sheet included in the Form 10-Q filed on August 13, 1999. Pro forma consolidated income statements for the six month periods ended June 30, 1998 and 1999 have been included in the Form 10-Q filed on August 13, 1999.

         This section contains the unaudited pro forma consolidated income statement of Belden Inc. for the year ended December 31, 1998, giving effect to the acquisition as if it had occurred on January 1, 1998. The pro forma information presented is not necessarily indicative of the operating results which would have occurred if the transaction had been consummated on January 1, 1998, nor is it indicative of the future operating results.

         The last fiscal year for Holding Company was as of the twelve months ended September 27, 1998. As such, all historical financial information for Holding Company has been adjusted to exclude the fourth calendar quarter of 1997 and add the fourth calendar quarter of 1998 to be consistent with the reporting period of the Company. Revenues and net income/(loss) for the fourth calendar quarter of 1998 were included in the 1998 pro forma information as well as the unaudited nine month period ended June 27, 1999. The pro forma revenues and net income/(loss) for that period were $64,096,000 and $(744,000), respectively.

         The pro forma statement has been prepared by Belden management based upon the historical financial statements of Belden and Holding Company and should be read in conjunction with such historical financial statements and notes included herein. The Holding Company historical financial statements have been prepared in accordance with U.S. generally accepted accounting principles.


                                                                         Belden Inc. and Subsidiaries
                                                                   PRO FORMA CONSOLIDATING INCOME STATEMENT
                                                                                  (UNAUDITED)
                                                                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                               -------------------------------------------------------------------------------------

                                                                               (a)       Acquisition
                                                                           Businesses      Related               (b)
($ in thousands)                                   BWC           CSI      not Acquired   Adjustments           Reclass     Pro forma

Revenues                                          $664,148     $419,017     $(58,260)       $    0            $ (18,359)  $1,006,546

Cost of goods sold                                 501,348      355,051      (49,311)         (916)   (c)       (16,422)     789,750
                                               -------------------------------------------------------------------------------------

Gross margin                                       162,800       63,966       (8,949)          916               (1,937)     216,796

Selling, General and Administrative                 86,127       41,666       (7,861)         (430)   (d)        (1,937)     117,565
Goodwill amortization                                1,787        1,440       (1,440)            0                    0        1,787
Non-recurring items                                  9,084        4,192            0        (4,192)   (e)             0        9,084
                                               -------------------------------------------------------------------------------------
Total SG&A                                          96,998       47,298       (9,301)       (4,622)              (1,937)     128,436

Operating earnings                                  65,802       16,668          352         5,538                    0       88,360

Interest expense                                     7,145       12,040         (926)        2,071    (f)             0       20,330
                                               -------------------------------------------------------------------------------------

Income from continuing operations before tax        58,657        4,628        1,278         3,467                    0       68,030

Income taxes                                        22,729        1,830          698         1,221    (g)             0       26,478
                                               -------------------------------------------------------------------------------------

Income from continuing operations                  $35,928     $  2,798     $    580        $2,246            $       0   $   41,552
                                               =====================================================================================

Basic shares outstanding                            25,507                                                                    25,507
Basic earnings per share from continuing          $   1.41                                                                $     1.63
operations

Diluted shares outstanding                          25,620                                                                    25,620
Diluted earnings per share from continuing        $   1.40                                                                $     1.62
operations


         EXPLANATORY NOTES TO PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED
                                INCOME STATEMENT

                                   (Unaudited)



     These pro forma adjustments reflect the acquisition of Holding Company by Belden, which has been accounted for as a purchase. The allocation of purchase price to the fair value of net assets has been based on information provided by Holding Company management and certain professional appraisals and evaluations. The final allocation of the purchase price might differ from the pro forma allocation as a result of more complete appraisals, evaluations or other information.

     Pro forma adjustments to the Holding Company historical financial information:

(a) Adjustment to eliminate certain businesses included in the consolidated operations of Holding Company not acquired by Belden.

(b) Adjustment to reclassify freight out to customers, scrap sales, and engineering expenses to be consistent with Belden classification.

(c) Adjustment to cost of sales to record depreciation expense based on property, plant and equipment as adjusted in the opening balance sheet at fair market values and using estimated useful lives consistent with Belden policies.

(d) Adjustment to reflect expenses that have been eliminated in connection with the acquisition including the termination of certain professional service arrangements.

(e) Adjustment to eliminate the non-recurring charge related to SFAS no. 121, Accounting for the Impairment of Long-Lived Assets, as these items would have been adjusted in the valuation of the opening balance sheet at fair market value as of January 1, 1998.

(f) Adjustment to reflect the incremental interest expense based on pro forma debt incurred to finance the acquisition, offset by lower effective interest rates.

(g) Adjustment to the provision for income taxes at the statutory rate of 40% for the effect of the pro forma adjustments as if Holding Company had been included in Belden's provision for the year ended December 31, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 BELDEN INC.


Date:  September 2, 1999         By /s/ Paul Schlessman
                                    -----------------------------------------
                                    Paul Schlessman
                                    Vice President, Finance, Treasurer and
                                    Chief Financial Officer